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                                                                  Exhibit No. 11
                      HARDING LAWSON ASSOCIATES GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)


                                                                              Years Ended May 31,
                                                             1998                   1997                 1996
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
   Weighted average basic shares outstanding                 4,959                  4,926                 4,824
   Effect of dilutive stock options based
     on the treasury stock method                              128                     24                    20
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   Diluted shares outstanding                                5,087                  4,950                 4,844
===============================================================================================================

   Net income                                               $2,488                 $2,404               $   953
===============================================================================================================

   Basic net income per share                              $  0.50                $  0.49               $  0.20
===============================================================================================================

   Diluted net income share                                $  0.49                $  0.49               $  0.20
===============================================================================================================
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